EXHIBIT 99.1

Techwell Reports First Quarter 2010 Financial Results

SAN JOSE, Calif., April 21, 2010 (GLOBE NEWSWIRE) -- Techwell, Inc., (Nasdaq:TWLL), a leading designer of mixed signal video solutions for the security surveillance and automotive infotainment markets, today announced financial results for the first quarter ended March 31, 2010.

First Quarter Highlights:

  Reported net revenue of $20.1 million
  Grew revenue 95% in Q1 2010 when compared to Q1 2009
  Attained gross margin of 60.2 percent

First Quarter 2010 Results

Total revenue for the first quarter of 2010 was $20.1 million compared to revenue of $10.3 million in the first quarter of 2009 and $22.8 million in the fourth quarter of 2009. Total revenue consisted of $12.4 million in security surveillance, $5.9 million in automotive infotainment and $1.8 million in consumer.

Gross margin for the first quarter was 60 percent as compared to 62 percent in the preceding quarter and 60 percent in the same period a year ago. Operating expenses for the first quarter totaled $11.3 million, or 56 percent of total revenue, including approximately $1.8 million in acquisition-related operating expenses associated with Techwell's agreement to be acquired by Intersil Corporation. This compares to operating expenses of $9.5 million, or 42 percent of revenue, in the preceding quarter and $7.8 million, or 76% percent of revenue, in the same period a year ago.

Net income for the first quarter of 2010 was $312 thousand, or $0.01 per diluted share. Net income includes pre-tax stock-based compensation expenses of approximately $2.1 million, equating to a $0.09 per diluted share charge. Net income was affected by a higher than normal tax rate as most of the $1.8 million of acquisition-related operating expenses are not deductible for tax purposes. This compares to net income in the fourth quarter of 2009 of $3.6 million, or $0.16 per diluted share, and a loss of $697 thousand, or a loss of $0.03 per diluted share in the first quarter of 2009. Shares used to compute GAAP net income per diluted share for the first quarter of 2010 totaled 22.7 million shares.

Techwell also reports net income and net income per share on a non-GAAP basis. Non-GAAP net income excludes stock-based compensation expenses, net of taxes. Non-GAAP net income for the first quarter of 2010 was $1.6 million, or $0.07 per share. This compares to non-GAAP net income in the fourth quarter of 2009 of $4.9 million, or $0.22 per share, and non-GAAP net income of $486 thousand, or $0.02 per diluted share in the first quarter of 2009. The reconciliation between GAAP and non-GAAP results is provided below in a table immediately following the GAAP Condensed Consolidated Statement of Operations.

Cash and cash equivalents, short and long term investments increased by approximately $607 thousand in the quarter, totaling approximately $95.1 million as of March 31, 2010, compared to approximately $94.5 million as of December 31, 2009.

Techwell will not be hosting a conference call in conjunction with these results.

About Techwell

Techwell is a fabless semiconductor company that designs, markets and sells mixed signal video semiconductor solutions for the security surveillance and automotive infotainment markets. Headquartered in San Jose, CA, Techwell currently has over 200 employees in the U.S., China, Japan, South Korea and Taiwan. Please visit www.techwellinc.com for more information.

Techwell, Inc. and the Techwell, Inc. logo are trademarks of Techwell, Inc. All other trademarks are the property of their respective owners.

TECHWELL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2010	2009

Revenues	$ 20,132	$ 10,339

Cost of Revenues	8,017	4,101

Gross Profit	12,115	6,238

Operating Expenses
Research and development	5,362	4,314
Selling, general and administrative	5,926	3,533
Total operating expenses	11,288	7,847

Income/(loss) from operations	827	(1,609)
Interest income	308	368

Income/(loss) before income taxes	1,135	(1,241)
Provision/(benefit) for income taxes	823	(544)

Net Income/(Loss)	$ 312	$ (697)

Net income/(loss) per share
Basic	$ 0.01	$ (0.03)
Diluted	$ 0.01	$ (0.03)

Shares used in computing net income/(loss) per share
Basic	22,092	21,383
Diluted	22,726	21,383

TECHWELL, INC.
RECONCILIATION OF GAAP NET INCOME/(LOSS) TO NON-GAAP NET INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2010	2009

GAAP net income/(loss)	$ 312	$ (697)

Stock-based compensation expense:
Cost of revenues	146	122
Research and development	1,124	900
Selling, general and administrative	866	822
Total stock-based compensation expenses	2,136	1,844

Tax effect	(844)	(661)

Non-GAAP net income	$ 1,604	$ 486

Non-GAAP net income per share
Basic	$ 0.07	$ 0.02
Diluted	$ 0.07	$ 0.02

Shares used in computing Non-GAAP net income per share
Basic	22,092	21,383
Diluted	22,726	21,383

In addition to disclosing financial results calculated in accordance with U. S. generally accepted accounting principles (GAAP), the operating results presented contain non-GAAP financial measures that exclude the income statement effects of stock-based compensation expense.

We believe that the non-GAAP measures, excluding stock-based compensation expense, when viewed in addition to and not in lieu of our reported GAAP results, assist investors in understanding our results of operations. We believe non-GAAP measures provide useful supplemental information for investors to evaluate our operating results in the same manner as the research analysts that follow Techwell, all of whom present non-GAAP projections in their published reports. As such, non-GAAP measures provided by Techwell facilitate a more direct comparison of its performance with the financial projections published by the analysts. However, non-GAAP measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

TECHWELL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2010	December 31, 2009
	(unaudited)	(audited)
Assets
Current Assets
Cash and cash equivalents	$ 12,408	$ 6,404
Short-term investments	50,214	53,093
Accounts receivable	1,547	926
Inventory	7,900	7,937
Deferred income tax assets	629	652
Prepaid expenses and other assets	2,107	2,066
Total Current Assets	74,805	71,078

Property and equipment - net	897	1,033
Long term-investments	32,448	34,967
Deferred income tax assets	4,944	4,796
Purchased intangible assets, net	2,850	2,996
Other assets	342	557
Total	$ 116,286	$ 115,427

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$ 3,475	$ 5,529
Accrued expenses	6,133	6,009
Total Current Liabilities	9,608	11,538

Long-term Liabilities:
Other	325	72
Total Liabilities	9,933	11,610

Stockholders' Equity:
Common stock	22	22
Additional paid-in capital	89,932	87,594
Accumulated other comprehensive gain	98	212
Retained earnings	16,301	15,989
Total Stockholders' Equity	106,353	103,817

Total	$ 116,286	$ 115,427
CONTACT:  Techwell, Inc.
          Company Contact:
          Mark Voll, Chief Financial Officer
            (408) 435-3888
          Investor Relations
          Investor Contact:
          Tom Krause
            (650) 799-7465
          investor@techwellinc.com